                                                                   Exhibit (99C)


            HON INDUSTRIES INC. ERISA SUPPLEMENTAL RETIREMENT PLAN
                          (EFFECTIVE JANUARY 1, 1995)

     1. Purpose of the Plan. The purpose of this HON INDUSTRIES Inc. ERISA Supplemental Retirement Plan (the "Plan") is to provide to selected executives benefits equal to the amounts which, but for limitations imposed by the Internal Revenue Code of 1986 (the "Code") or plan provisions, would have been provided by the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan, the HON Members Company Ownership Plan, and the HON INDUSTRIES Inc. Cash Profit-Sharing Plan.

     2. Definitions. Except as otherwise defined in this Plan, capitalized terms used herein shall have the respective meanings assigned to such terms in the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan.

     3. Participation. Each employee of an Employer whose compensation for any calendar year beginning after December 31, 1994, determined under the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan but without regard to any election by the Participant to defer any compensation earned for such year and without regard to any payment made pursuant to the HON INDUSTRIES Inc. Executive Long-Term Incentive Compensation Plan for such year, exceeds $150,000 (or such other amount as may be in effect under Section 401(a)(17) of the Code for such year) and who has been selected for participation by the Company's Board of Directors shall be a Participant in this Plan. It is intended that the Participants constitute a "select group of management or highly compensated employees" within the meaning of ERISA.

     4.  Benefits.

         (a) Benefits in Respect of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan and HON Members Company Ownership Plan. As soon as practicable after the last day of each calendar year beginning after December 31, 1994, the Company shall determine the amount that would have been credited for such year to (A) the Participant's Profit-Sharing Retirement Account under the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan; (B) the Participant's Account under the Cash Profit-Sharing Plan; and (C) the Participant's ESOP Account under the HON Members Company Ownership Plan for such calendar year but for the application of: (i) The last two sentences of Section 2.13 of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan and of Section 2.10 of the HON Members Company Ownership Plan (limiting the amount of compensation taken into account under such plans); and (ii) Section 4.5 of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan and Section 6.8 of the HON Members Company Ownership Plan (generally limiting annual contributions on behalf of a Participant to $30,000 under Section 415 of the Code). See
Annex A.

         (b) Benefits in Respect of Cash Profit-Sharing Plan. As soon as practicable after the last day of each calendar year beginning after December 31, 1994, the Company shall determine an amount equal to the payments such Participant would have received under the Cash Profit-Sharing Plan in such year in respect of the Participant's Compensation, as described in Section 2, but for any limitation on eligible earnings taken into account under the terms of the Cash Profit-Sharing Plan. See Annex A.

         (c) Distributions. Not later than the March 15 following each calendar year for which a benefit is determined under Paragraphs 4(a) or (b) above, the benefit determined for each Participant shall be paid in shares of Bonus Stock issued under the Company's Stock-Based Compensation Plan. The number of shares of Bonus Stock to be paid shall be determined by dividing the amounts determined under Paragraphs 4(a) and (b) above by the average of the closing prices of a share of the Company's common stock for each trading day of the last calendar quarter of the most recent calendar year immediately preceding the date of such payment, with cash paid in lieu of any fractional share. Such shares shall not be transferable, whether by sale, pledge, gift, or otherwise, while the Participant is employed by the Company or any of its subsidiaries. Provision for all income tax withholding and other employment taxes shall be made pursuant to Section 5.5 of the Stock-Based Compensation Plan.

     5. Administration. The Human Resources and Compensation Committee of the Company's Board of Directors shall be charged with the administration of this Plan, shall have the same powers and duties, and shall be subject to the same limitations, as are described in Article 10 of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan. Decisions of such Committee shall be conclusive and binding upon all persons claiming benefits under the Plan.

     6. Nonassignment of Benefits. Notwithstanding anything contained herein or in any other plan maintained by the Company to the contrary, it shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion hereof shall be assigned, alienated, or transferred to any person voluntarily or by operation of any law, including any assignment, division, or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation, or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation, or transfer shall cease to be payable to any person.

     7. No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any employee and his or her Employer or as conferring a right on any employee to be continued in the employment of an Employer.

     8. Amendment and Termination. This Plan shall be subject to the same reserved powers of amendment and termination as contained in Section 12.2 of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan (without regard to any limitations imposed on such powers by the Code or ERISA).

     9.  Miscellaneous.

         (a) Certain Profit-Sharing Retirement Plan Provisions. Except as otherwise provided herein, the provisions contained in Sections 1.2 (relating to applicable law), 1.3 (relating to severability), and Article 13 (relating to Adoption by Affiliated Employers) of the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan are hereby incorporated herein by reference, and shall be applicable as if such provisions were set forth herein.

         (b) Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns, as well as each Participant and his or her beneficiaries and successors.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed
and its corporate seal to be hereunder affixed this     day of
                         , 1995.



                                    HON INDUSTRIES Inc.



                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------


ATTEST:




---------------------------------
Title:
       -------------------------------

                                                                         ANNEX A
                              HON INDUSTRIES INC.
                       ERISA SUPPLEMENTAL RETIREMENT PLAN
                             PARTICIPANT STATEMENT

PARTICIPANT: ____________________   COMPANY:        ____________________________
SOC. SEC. #: ____________________   RESIDENT STATE: ____________________________

                                                                 UNCAPPED
                                                                 ELIGIBLE    CONTRIBUTION    UNCAPPED       CAPPED*        ESRP
                                                               COMPENSATION      RATE      CONTRIBUTION  CONTRIBUTION  CONTRIBUTION
                                                               ------------  ------------  ------------  ------------  ------------
CASH PROFIT-SHARING                *(Assumes $75,000
 PAYMENTS:                          cap/period)
   Period 1:  June payment (4Q-1Q)
   Period 2:  Nov. payment (2Q-3Q)
RETIREMENT PROFIT-SHARING:         *(Assumes $150,000 cap)
   Mandatory company
    contribution - 401K
   Deferred profit-sharing
MEMBERS STOCK OWNERSHIP            *(Assumes $150,000 cap)
 PLAN:
   Mandatory company contribution
                                                               -------------------------------------------------------------------
                                    TOTAL BENEFIT
                                                               ===================================================================

CONVERSION INTO HON IND. COMMON STOCK - GROSS SHARES
                                                                                                                       ============
  (ESRP Contribution Total Benefit amount divided by the average
  CLOSING price on HON IND. Common Stock for P/Y 4Q)
TAXABLE COMPENSATION, APPLICABLE PAYROLL TAXES, AND ISSUANCE OF COMMON STOCK
  - Taxable Compensation: Gross Shares multiplied by the FMV of HON IND. Common Stock on date of issuance
                                                                                                                       ============
  - Cash Value of Partial Share:  Partial share amount multiplied by the FMV of
    HON IND. Common Stock on date of issuance
                                                                                                         ============
 - Applicable Payroll Taxes:

                          Default       Cash Value of       Total Applicable
                        Tax Table       Partial Share         Payroll Taxes
                        ---------       -------------         -------------
   Federal Income Tax
   State Income Tax
   Social Security
   Medicare    _____________________________________________________

     Total     =====================================================

 - Share Equivalent of Adjusted Tax Amount - Gross Shares                                                              ============
   (Default Tax Table total divided by the FMV of HON IND. Common Stock on date
    Common Stock on date of issuance)
 - Tax Adjustment for Cash Value of Partial Share                                                        ============
    (Partial share of Adjusted Tax Amount multiplied by the FMV of HON IND.
     Common Stock on date of issuance)
NET WHOLE SHARES DUE PARTICIPANT
   (Gross Whole Shares from Total Benefit Conversion less Gross Whole Shares
    from the Adjusted Tax Amount)                                                                                      ============

**Average closing price of HON IND. Common Stock    Date_______ Per Share_______
**Fair Market Value (FMV) of HON IND. Common Stock  Date_______ Per Share_______

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